Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-59249 and 333-131831) on Form S-8 of Six Flags, Inc. of our reports dated March 5, 2010, with respect to the consolidated balance sheets of Six Flags, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Six Flags, Inc.

Our report dated March 5, 2010 includes an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code), and this raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan concerning this matter is also discussed in note 1 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

Our audit report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (included in FASB ASC Topic 810, Consolidations), and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement) (included in FASB ASC Topic 470-20, Debt with Conversion and Other Options), as of January 1, 2009;  the adoption of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures), as of January 1, 2008; the adoption of Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (included in FASB ASC Topic 480, Distinguishing Liabilities from Equity), as amended, at the March 12, 2008 meeting of the EITF, as of December 31, 2007; and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes), as of January 1, 2007.

KPMG LLP
Dallas, Texas
March 5, 2010